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                                                                    Exhibit 23.3

                       [LETTERHEAD OF TOUCHE ROSS & CO.]

                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (Reg. No. 33-62333) of Geotek Communications, Inc. (the "Company") of (i) our report dated June 10, 1993 with respect to the financial statements of National Band Three Limited, (ii) our report dated November 24, 1992 with respect to the financial statements of GEC -Marconi Communications Networks Limited and (iii) our report dated January 27, 1993 with respect to the financial statements of Vodanet Limited, each appearing in the Current Report on Form 8-K/A of the Company dated June 18, 1993.


/s/  Touche Ross & Co.
---------------------------
TOUCHE ROSS & CO.
London, England


October 13, 1995